Exhibit 99

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936
Laurie Walker-Trade Media (952) 448-8066
FOR IMMEDIATE RELEASE
FSI International, Inc. Announces Fourth Quarter and Fiscal Year 2006 Financial Results
     Fiscal 2006 Orders Increased 50 Percent and the Company Ended the Year with $27 Million in Cash, Restricted Cash, Cash Equivalents and Marketable Securities, with No Debt
     MINNEAPOLIS (Oct. 17, 2006) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2006 fourth quarter and the fiscal year ended August 26, 2006.
Fiscal 2006 Fourth Quarter and Full Year Results
     Sales for the fiscal 2006 fourth quarter increased 70 percent to $40.4 million, compared to $23.7 million for the same period of fiscal 2005. The Company’s net income for the fourth quarter of fiscal 2006 was $3.2 million, or $0.10 per share, as compared to a net loss of $1.9 million, or $0.06 per share, in the fourth quarter of fiscal 2005. In the fourth quarter of fiscal 2005, the Company recorded a $1.6 million, or $0.05 per share, gain on the final distribution associated with Applied Materials’ acquisition of Metron Technology, N.V.
     Fiscal year 2006 sales increased 31 percent to $113.2 million, compared to $86.4 million for fiscal 2005. The Company’s 2006 fiscal year net loss was $7.3 million, or $0.24 per share, compared to a net loss of $3.3 million, or $0.11 per share, for fiscal year 2005. In fiscal 2005, the Company accrued $250,000, or $0.01 per share, of litigation judgment cost, recorded a $7.0 million, or $0.23 per share, gain on the sale of its Allen, Texas facility, and recorded a $5.8 million, or $0.19 per share, gain on the distributions associated with Applied Materials’ acquisition of Metron Technology, N.V. stock. The litigation-related costs were included in selling, general and administrative expenses in fiscal 2005.
     Orders for the fiscal 2006 fourth quarter increased 42 percent to $37.0 million as compared to the $26.2 million in the prior year period. Fiscal year 2006 orders increased 50 percent to $130.8 million as compared to $87.4 million in fiscal 2005, as the Company experienced an order increase in all geographic regions, especially in the Asian region where year-over-year orders increased 138 percent.
Fiscal 2006 Highlights
     “While improved industry conditions contributed to our improved orders and financial performance in fiscal 2006, we made excellent progress on many of the strategies we established at the beginning of the year,” said Don Mitchell, FSI chairman and chief executive officer, “including:
•	Expand Presence at Key Accounts — Establishing a ‘Tool Of Record’ status at several new customers while expanding our TOR, for our flagship products at some of our existing accounts;

•	Expand FSI Products and Applications — Deploying ‘Best Known Methods’ for several targeted process applications while expanding the overall applications capabilities of our flagship products;

•	Align our Technology Roadmap with Key Customer Requirements — Increased the frequency of technology roadmap exchanges with key customers while initiating a plan to conduct our successful ‘Knowledge Services™ Seminar’ in other regions of the world; and

•	Improve Shareholder Return — Reported a sequential improvement in our quarterly financial performance in fiscal 2006 with a return to profitability in the fourth quarter.”
     “We are confident that our accomplishments in fiscal 2006 have placed us in a stronger position to gain marketshare and improve our overall financial performance in fiscal 2007,” concluded Mitchell.*
Backlog and Deferred Revenue
     The Company ended fiscal 2006 with $44.9 million in backlog and deferred revenue, as compared to $27.3 million at the end of fiscal 2005. Customers can cancel or delay orders or delay product acceptance; therefore orders, backlog and deferred revenue are not necessarily indicative of shipments or revenues in future periods.
Balance Sheet Strength
     Cash, cash equivalents, restricted cash and marketable securities at year end were $26.9 million. The Company generated $2.1 million in cash from operations in the fourth quarter of fiscal 2006 and used $4.3 million in cash for operations during fiscal 2006. As of August 26, 2006, the Company had $63.5 million in working capital, a current ratio of 3.1 to 1 and a book value of $3.10 per share.
Outlook
     The Company expects first quarter fiscal 2007 orders to be between $35 to $40 million, as compared to $37.0 million in the fourth quarter of fiscal 2006.* This reflects the expected acceptance of products previously placed with customers for evaluation along with follow-on orders for these and other products.*
     Considering the backlog and deferred revenue levels at the end of fiscal 2006, the Company expects first quarter fiscal 2007 revenues to range from $35 to $40 million as compared to $40.4 million in the fourth quarter of fiscal 2006.* A portion of the expected revenue is subject to either receiving purchase orders or obtaining timely acceptance from the Company’s customers.*
     Based upon anticipated gross profit margins associated with deferred revenue, the expected manufacturing capacity utilization rate, the product sales mix and the current quarterly operating expense run rate, the Company expects a profit in the $500,000 to $1.5 million range for the first quarter of fiscal 2007.*
     Fiscal 2007 first quarter capital expenditures are expected to be approximately $2.0 to $2.5 million with depreciation and amortization expected to be between $900,000 and $1.0 million.* First quarter capital expenditures includes the acceptance of a new particle counter, financed through a capital lease, to be used for applications development in our Chaska, Minnesota lab. If the Company achieves its expectations, it anticipates using $2.0 to $3.0 million of cash in operations during the first quarter of fiscal 2007.*
Conference Call Details
     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CT today over the Internet. The webcast is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. FSI maintains a web site at http://www.fsi-intl.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     This press release contains certain “forward-looking” statements (*), including, but not limited to, expected orders, expected revenues, expected profit, expected capital expenditures, expected depreciation and amortization, expected cash usage, and other expected financial performance for the first quarter of fiscal 2007. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor in Japan; the success of the Company’s direct distribution organization; legal proceedings; and the potential impairment of long-lived assets; as well as other factors listed herein or from time to time in the Company’s SEC reports, including our latest 10-K annual report and our 10-Q quarterly reports. The Company assumes no duty to update the information in this press release.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended		Year Ended
	Aug. 26, 2006	Aug. 27, 2005	Aug. 26, 2006	Aug. 27, 2005
Sales	$40,373	$23,702	$113,241	$86,370
Cost of goods	22,569	12,838	60,391	46,376

Gross margin	17,804	10,864	52,850	39,994
Selling, general and administrative expenses	8,911	8,782	36,218	35,291
Research and development expenses	5,942	5,678	24,321	22,078
Gain on sale of facility	¯	¯	¯	7,015

Operating income (loss)	2,951	(3,596)	(7,689)	(10,360)
Interest and other income, net	344	332	726	850
Gain on marketable securities	¯	1,598	¯	5,808

Income (loss) before income taxes	3,295	(1,666)	(6,963)	(3,702)
Income tax expense	12	12	50	50

Income (loss) before equity in (losses) earnings of affiliate	3,283	(1,678)	(7,013)	(3,752)
Equity in (losses) earnings of affiliate	(119)	(217)	(274)	450

Net income (loss)	$3,164	($1,895)	($7,287)	($3,302)

Income (loss) per share — basic	$0.10	($0.06)	($0.24)	($0.11)

Income (loss) per share — diluted	$0.10	($0.06)	($0.24)	($0.11)

Weighted average common shares
Basic	30,234	29,826	30,042	29,928
Diluted	30,631	29,826	30,042	29,928
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Aug. 26, 2006	Aug. 27, 2005
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$26,916	$31,879
Receivables, net	22,832	24,897
Inventories	35,682	24,717
Other current assets	7,874	6,924

Total current assets	93,304	88,417

Property, plant and equipment, net	20,395	21,556

Investment in affiliate	7,632	8,484
Intangible assets, net	1,246	1,784
Other assets	1,160	1,698

Total assets	$123,737	$121,939

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$8,803	$5,203
Deferred profit*	4,148	5,220
Customer deposits	5,409	1,220
Accrued expenses	11,405	11,160

Total current liabilities	29,765	22,803

Total stockholders’ equity	93,972	99,136

Total liabilities and stockholders’ equity	$123,737	$121,939

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Aug. 26, 2006	Aug. 27, 2005
Sales by Area

United States	38%	36%
International	62%	64%

Cash Flow Statement

Capital expenditures	$2,229	$1,755
Depreciation	3,389	3,630
Amortization	538	783

Miscellaneous Data

Total employees, including contract	562	486
Book value per share	$3.10	$3.32
Shares outstanding	30,309	29,874
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